Exhibit 99.2

June 14, 2016

Nuance Prices $300 Million Offering

of Senior Notes

BURLINGTON, Mass., June 14, 2016 – Nuance Communications, Inc. (NASDAQ: NUAN) today announced the pricing of an offering of $300.0 million aggregate principal amount of its 6.000% senior notes due 2024 (the “Notes”). The Notes are being offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act. The Notes will be fully and unconditionally guaranteed on a senior, unsecured basis by Nuance’s domestic subsidiaries that guarantee its senior credit facility. The sale of the Notes is expected to close on June 21, 2016, subject to the satisfaction of customary closing conditions.

The Notes will mature on July 1, 2024, unless earlier repurchased or redeemed. Interest on the Notes will accrue at a rate of 6.000% per year, and will be payable in cash semi-annually in arrears, beginning on January 1, 2017.

The aggregate net proceeds to Nuance from the offering of the Notes will be approximately $297.5 million. Nuance intends to use the net proceeds for general corporate purposes, including working capital and capital expenditures, and may also use a portion of the net proceeds to fund possible investments in and acquisitions of complementary businesses, products or technologies.

This announcement is neither an offer to sell nor a solicitation to buy any of the foregoing securities, nor shall there be any sale of the securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The Notes will not be registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

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For Investors and Media

Richard Mack

Nuance Communications, Inc.

Tel: 781-565-5000

Email: richard.mack@nuance.com

© 2016 Nuance Communications, Inc. All rights reserved.